EXHIBIT 10.4

EXECUTION VERSION

AMENDMENT NO. 1

AMENDMENT NO. 1 dated as of October 6, 2017 between CORPORATE CAPITAL TRUST, INC. (the “Borrower”), the Lenders executing this Agreement on the signature pages hereto and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under the Credit Agreement referred to below.

The Borrower, the Lenders party thereto, and the Administrative Agent are parties to an Amended and Restated Senior Secured Revolving Credit Agreement dated as of April 15, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”).

The Borrower and the Lenders party hereto wish now to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, the Credit Agreement shall be amended as follows:

2.01. References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

2.02. New Definitions. Section 1.01 of the Credit Agreement shall be amended by adding in appropriate alphabetical order the following definition:

“Tender Offer” means the all-cash tender offer by the Borrower for its shares of common stock that is proposed to be commenced in connection with the initial listing of the Borrower’s shares of common stock on the New York Stock Exchange LLC (or other national securities exchange registered under Section 6 of the Exchange Act of 1934, as amended), which shall be for an amount not to exceed $275,000,000.

2.03. Amended and Restated Definitions. Section 1.01 of the Credit Agreement shall be amended by amending and restating the following definitions in their entirety as follows:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor or a Designated Subsidiary in the ordinary course of business. For the avoidance of doubt, in respect of the Borrower, the term “Affiliate” shall include KKR Credit Advisors (US) LLC and its Affiliates.

“Affiliate Agreements” means any investment advisory agreement and/or administrative services agreement approved by the Borrower’s shareholders between the Borrower or any of its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand.

2.04. Section 3.11. Section 3.11(d) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(d) Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock (provided that the Borrower may use proceeds of the Loans to purchase its common stock in connection with the Tender Offer).”

2.05. Section 5.09. Section 5.09 of the Credit Agreement shall be amended and restated in its entirety as follows:

“SECTION 5.09. Use of Proceeds. The Borrower will use the proceeds of the Loans for general corporate purposes of the Borrower in the ordinary course of business, including purchasing shares of common stock of the Borrower in connection with the Tender Offer and making other distributions not prohibited by the Loan Documents and the acquisition and funding (either directly or through one or more wholly-owned Subsidiary Guarantors) of Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock (provided that the Borrower may use proceeds of the Loans to purchase its common stock in connection with the Tender Offer). Other than in connection with the Tender Offer, Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock (within the meaning of Regulation U), or with the proceeds of equity capital of the Borrower. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

2.05. Section 6.03. Section 6.03 of the Credit Agreement shall be amended by (a) deleting the word “and” at the end of clause (g), (b) adding the word “and” to the end of clause (h), and (c) adding a new clause (i) to the end of Section 6.03 of the Credit Agreement as follows:

“(i) the Borrower may deposit and use cash to purchase shares of common stock of the Borrower in connection with the Tender Offer.”

2.06. Section 6.05. Section 6.05 of the Credit Agreement shall be amended by (a) deleting the word “and” at the end of clause (d), (b) adding the word “and” to the end of clause (e), and (c) adding a new clause (f) to the end of Section 6.05 of the Credit Agreement as follows:

“(f) Restricted Payments in connection with the Tender Offer, so long as no Event of Default has occurred and is continuing and the Borrower is in compliance on a pro forma basis with (i) Section 6.07(a) as of the last day of the Borrower’s most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent and (ii) Section 6.07(b) after giving effect to such Restricted Payments.”

2.07. Section 6.07. Section 6.07(a) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(a) Minimum Shareholders’ Equity. The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower to be less than the greater of (i) 40% of the total assets of the Borrower and its Subsidiaries as at the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii) the sum of (1) 65% of the difference of (x) the Shareholders’ Equity as at the Restatement Effective Date less (y) any amounts paid by the Borrower to purchase its shares of common stock in connection with the Tender Offer, plus (2) 37.5% of the net proceeds of the sale of Equity Interests by the Borrower and its Subsidiaries after the Restatement Effective Date.”

2.08. Article VII. Clause (o) of Article VII of the Credit Agreement shall be amended and restated in its entirety as follows:

“(o) KKR Credit Advisors (US) LLC (so long as it is a Subsidiary of KKR & Co. L.P.) or any Subsidiary of KKR & Co. L.P. that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients shall be neither the investment advisor nor investment sub-advisor for the Borrower;”

Section 3. Representations and Warranties. As of the date hereof, the Borrower represents and warrants to the Lenders and the Administrative Agent, that this Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective upon satisfaction of the following conditions:

(a) Execution. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower and the Required Lenders.

(b) Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate, dated the date hereof and signed by the President, a Vice President or a Financial Officer of the Borrower confirming that the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (unless the relevant representation and warranty already contains a materiality qualifier or, in the case of the representations and warranties in Sections 3.01 (first sentence with respect to the Obligors), 3.02, 3.04, 3.11 and 3.15 of the Credit Agreement and in Sections 2.01, 2.02 and 2.04 through 2.08 of the Guarantee and Security Agreement, in each such case, such representation and warranty shall be true and correct in all respects) on and as of the date hereof, or, as to any such representation or warranty that refers to a specific date, as of such specific date.

Section 5. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CORPORATE CAPITAL TRUST, INC.,
as Borrower

By:	/s/ Chirag J. Bhavsar
Name: Chirag Bhavsar
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Michael Kusner
Name: Michael Kusner
Title: Vice President - J.P. Morgan

CCF AMENDMENT NO. 1